Exhibit 2.5

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:49 PM 07/01/2020
FILED 01:49 PM 07/01/2020
SR 20206021576 – File Number 6315913

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

A DELAWARE PUBLIC BENEFIT CORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of TO THE STARS ACADEMY OF ARTS AND SCIENCE INC. resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

1.       RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending and restating Section C.1(c) of Article IV, so that, as amended and restated, said Section C.1(c) of Article IV shall be and read as follows:

“[Intentionally Omitted]”

2.       RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending and restating Section C.2(c) of Article IV, so that, as amended and restated, said Section C.2(c) of Article IV shall be and read as follows:

“[Intentionally Omitted]”

3.       RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending and restating Article X, so that, as amended and restated, said Article X shall be and read as follows:

“If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as otherwise provided in this Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to take any action described in Section 363(a)(1) or (2) or Section 363(c)(1) or (2) of the DGCL.”

4.       RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending and restating Section A of Article XI, so that, as amended and restated, said Section A of Article XI shall be and read as follows:

“[Intentionally Omitted]”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed as of June 30, 2020.

By:	/s/ Thomas M. DeLonge
Thomas M. DeLonge, President

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